Exhibit 99.6

Asure Software Expands Payroll Offering to Benefit Broker Community with Acquisition of Corporate Payroll Inc.

Austin, Texas, January 3, 2017 – Asure Software, Inc. (NASDAQ: ASUR), a leading provider of Human Capital Management (HCM) and Digital Workplace software, has acquired Corporate Payroll Inc., (CPI). Based outside Cleveland, in Solon, Ohio, CPI is a current reseller of Asure’s HCM solution, which provides human resources solutions that enhance organizations, people, and profits through Payroll/HR Solutions.

With its extensive broker community, the acquisition of CPI creates a new channel for Asure’s expansion into the Midwest. Asure will leverage CPI’s referral network to provide new clients the tools necessary to ensure the success of their most valuable resources, their people.

“We are excited about of the acquisition of CPI, who is a current Asure HCM reseller (formerly Mangrove),” said Pat Goepel, CEO of Asure. “I am equally excited to be partnering with CPI CEO Jim Hopkins and his team. CPI along with our newly appointed Director of Benefit Sales, Matt Absher, will work together to grow our payroll offering to the benefit broker community. We expect this acquisition and partnership to be accretive to our overall P&L.”

CPI clients will continue to receive the local expertise they have come to value and expect, but will now benefit from Asure’s ability to provide the workforce and workplace management services and support of a larger organization.

Jim Hopkins, CPI CEO, said: “We are excited to partner with Asure Software as our clients are already aligned with them directly. By scaling with a larger organization like Asure, it will better enable us to elevate our services, grow our expertise, and offer more solutions for our clients. We are glad to be partnering with a like-minded service organization focusing on exceptional client experiences.”

About Asure Software
Asure Software, Inc. (NASDAQ: ASUR) is headquartered in Austin, Texas with regional headquarters in London, England. Asure offers intuitive and innovative technologies that enable companies of all sizes and complexities to operate more efficiently. The company ensures a high-performing work environment by integrating its “keep it simple” solutions and expertise to more than 7,000 clients worldwide. Asure Software’s suite of solutions range from HCM, workforce management solutions, time and attendance to workspace asset optimization and meeting room management solutions. For more information, please visit www.asuresoftware.com.

Asure Company Contact
Stacy Zellner
Telephone: 888-323-8835 x 3111
E-mail: szellner@asuresoftware.com

Asure Investor Contact
Matt Glover and Najim Mostamand
Liolios Group, Inc.
Telephone: 949-574-3860
E-mail: ASUR@liolios.com

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